EXHIBIT 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report dated March 1, 2002 with respect to the balance sheets of BeAtHome, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity (deficit) and cashflows for the years then ended included in this Form 8-K/A of Echelon Corporation dated April 16, 2002.

/s/	ARTHUR ANDERSEN LLP

San Jose, California
April 16, 2002